As filed with the Securities and Exchange Commission on March 13, 2007
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MedCath Corporation
(Exact name of registrant as specified in its charter)

Delaware	56-2248952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
James E. Harris
Executive Vice President
and Chief Financial Officer
10720 Sikes Place
Charlotte, North Carolina 28277
Telephone: (704) 708-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
10720 Sikes Place
Charlotte, North Carolina 28277
Telephone: (704) 708-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Hal A. Levinson
Brian T. Atkinson
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
Telephone: (704) 331-1000
Approximate date of commencement of proposed sale to the public:
After the registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Each	Amount	Maximum	Aggregate	Amount of
Class of Securities	To Be	Offering Price Per	Offering	Registration
to Be Registered	Registered (1)	Share (2)	Price	Fee
Common stock	7,668,741	$28.39	$217,715,557	$6,684

(1)	Includes an indeterminate number of shares that selling stockholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock.

(2)	Estimated solely to calculate the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low bid and ask prices of the Registrant’s common stock reported by The Nasdaq Global Market on March 12, 2007 was $28.39 per share.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 13, 2007.
PROSPECTUS
7,668,741 Shares
MedCath Corporation
Common Stock
     The selling stockholders identified in this prospectus may offer and sell the shares of common stock offered by the prospectus from time to time. We previously issued the shares being sold by the selling stockholders in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. MedCath will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.
     Our common stock is quoted on The Nasdaq Global Market under the symbol “MDTH.” The last reported sale price of our common stock on March 12, 2007 was $28.39 per share. You are urged to obtain current market data, and should not use the market price as of March 12, 2007 as a prediction of the future market price of our common stock.

     See “Risk Factors” beginning on page 1 to read about certain factors you should consider before buying shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities registered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated March 13, 2007.

TABLE OF CONTENTS

Page

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS	i
THE COMPANY	1
RISK FACTORS	1
USE OF PROCEEDS	12
DIVIDEND POLICY	12
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION ABOUT MEDCATH	15

          You should rely only on the information contained in or incorporated by reference into this prospectus. We and the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus and the information incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
          No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources contained in or incorporated by reference into this prospectus, and nothing contained in this prospectus or incorporated by reference herein is, or shall be relied upon as, a promise or representation, whether as to past or future performance.
          You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common stock.
          You should base your decision to invest in our common stock solely on information contained in this prospectus, any related prospectus supplement and information incorporated by reference herein and therein.
          Except as otherwise indicated, all references in this prospectus to “we,” “us,” “our,” “our company” or “MedCath” mean MedCath Corporation and its consolidated subsidiaries.
CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS
          This prospectus contain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our annual, quarterly and current reports, which have been or will be filed with the Securities and Exchange Commission (“SEC”) may include forward looking statements. Other written or oral statements which constitute forward looking statements have been made and may in the future be made by us or on our behalf. These forward looking statements are not historical facts or guarantees of future performance, but rather predictions that address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “approximates,” “believes,” “estimates,” “intends” and “hopes” or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have based these statements on our current expectations and projections about future events. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. These risks include those described in this prospectus under the caption “Risk Factors” and elsewhere in the filings made by us with the

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SEC that are incorporated by reference into this prospectus. The forward looking statements contained in this prospectus include, among others, statements about the following:
•	the impact of federal and state healthcare reform initiatives,

•	changes in Medicare and Medicaid reimbursement levels,

•	unanticipated delays in achieving expected operating results at our newer hospitals,

•	difficulties in executing our strategy,

•	our relationships with physicians who use our facilities,

•	competition from other healthcare providers,

•	our ability to attract and retain nurses and other qualified personnel to provide quality services to patients in our facilities,

•	our information systems,

•	existing governmental regulations and changes in, or failure to comply with, governmental regulations,

•	liability and other claims asserted against us,

•	changes in medical devices or other technologies, and

•	market-specific or general economic downturns.
          Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that we will achieve our goals. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this prospectus might not occur. Our forward looking statements speak only as of the date of this prospectus or the date they were otherwise made. Other than as may be required by federal securities laws to disclose material developments related to previously disclosed information, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

ii

THE COMPANY
          We are a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. We own and operate hospitals in partnership with physicians whom we believe have established reputations for clinical excellence. We also have entered into partnerships with community hospital systems. We also manage the cardiovascular program of various hospitals operated by other parties. We opened our first hospital in 1996 and currently have ownership interests in and operate 11 hospitals, including ten in which we own a majority interest. Each of our majority-owned hospitals is a freestanding, licensed general acute care hospital that provides a wide range of health services with a focus on cardiovascular care. Each of our owned hospitals has a 24-hour emergency room staffed by emergency department physicians. The hospitals in which we have ownership interests have a total of 667 licensed beds and are located in predominantly high-growth markets in eight states: Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas.
          In addition to our hospitals, we currently own and/or manage 25 cardiac diagnostic and therapeutic facilities. Ten of these facilities are located at hospitals operated by other parties and one of these facilities is located at a hospital we own. These facilities offer invasive diagnostic and, in some cases, therapeutic procedures. The remaining 14 facilities are not located at hospitals and offer only diagnostic procedures.
          Our common stock is traded on the Nasdaq Global Market under the trading symbol “MDTH.” Our principal executive offices are located at 10720 Sikes Place, Charlotte, North Carolina 28277, Telephone: (704) 708-6600. We were incorporated in Delaware in 2001.
RISK FACTORS
          You should carefully consider and evaluate all of the information included in this prospectus, including the risk factors set forth below, and the information incorporated by reference into this prospectus, before deciding to invest in our common stock. The following is not an exhaustive discussion of all of the risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may impair our business operations and results of operations.
Risks Related to Our Business
If the anti-kickback, physician self-referral or other fraud and abuse laws are modified, interpreted differently or if other regulatory restrictions become effective, we could incur significant civil or criminal penalties and loss of reimbursement or be required to revise or restructure aspects of our business arrangements.
          The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federal healthcare program. The anti-kickback statute also prohibits any form of remuneration in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of items or services payable by these programs. The anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law, regulations or advisory opinions.
          Violations of the anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 for each violation or imprisonment and civil penalties of up to $50,000 for each violation, plus three times the amount claimed and exclusion from participation in the Medicare, Medicaid and other federal healthcare reimbursement programs. Any exclusion of our hospitals or diagnostic and therapeutic facilities from these programs would result in significant reductions in revenue and would have a material adverse effect on our business.
          The requirements of the physician self-referral statute, or Stark Law, are very complex and while federal regulations have been issued to implement all of its provisions, proper interpretation and application of the statute remains challenging. The Stark Law prohibits a physician who has a “financial relationship” with an entity from referring Medicare or Medicaid patients to that entity for certain “designated health services.” A “financial relationship” includes a direct or indirect ownership or investment interest in the entity, and a compensation arrangement between the physician and the entity. Designated health services include some radiology services and inpatient and outpatient services.

          There are various ownership and compensation arrangement exceptions to this self-referral prohibition. Our hospitals rely upon the whole hospital exception to allow referrals from physician investors. Under this ownership exception, physicians may make referrals to a hospital in which he or she has an ownership interest if (1) the physician is authorized to perform services at the hospital and (2) the ownership interest is in the entire hospital, as opposed to a department or a subdivision of the hospital. Another exception for ownership of publicly traded securities permits physicians who own shares of our common stock to make referrals to our hospitals, provided our stockholders’ equity exceeded $75.0 million at the end of our most recent fiscal year or on average during the three previous fiscal years. This exception applies if, prior to the time the physician makes a referral for a designated health service to a hospital, the physician acquired the securities on terms generally available to the public and the securities are traded on one of the major exchanges.
          The Deficit Reduction Act of 2005, or DRA, required the Secretary of the Department of Health and Human Services, or HHS, to develop a plan addressing several issues concerning physician investment in “specialty hospitals.” As defined by the Medicare Prescription Drug Improvement and Modernization Act of 2003, “specialty hospitals” are hospitals primarily or exclusively engaged in the care and treatment of certain specified patients, including those with a cardiac condition. In August 2006, HHS submitted its required final report to Congress addressing (1) proportionality of investment return; (2) bona fide investment; (3) annual disclosure of investment; (4) provision of care to Medicaid beneficiaries; (5) charity care; and (6) appropriate enforcement.
          On August 8, 2006, HHS released its final report to Congress. The report reaffirms HHS’ intention to implement reforms to increase Medicare payment accuracy in the hospital inpatient prospective payment system and the ambulatory surgical center payment system. HHS also has implemented certain “gainsharing” demonstrations are required by the DRA and other value-based payment approaches designed to align physician and hospital incentives while achieving measurable improvements in quality to care. In addition, HHS now requires transparency in hospital financial arrangements with physicians. Specifically, all hospitals are required to provide HHS information concerning physician investment and compensation arrangements that potentially implicate the physician self-referral statute, and to disclose to patients whether they have physician investors. Hospitals that do not comply in a timely manner with this new disclosure requirement may face civil penalties of $10,000 per day that they are in violation. HHS also announced its position that non-proportional returns on investments and non-bona fide investments may violate the physician self-referral statute and are suspect under the anti-kickback statute. Other components of the plan include providing further guidance concerning what is expected of hospitals that do not have emergency departments under the Emergency Medical Treatment and Labor Act, and changes in the Medicare enrollment form to identify specialty hospitals.
          Issuance of the strategic plan coincided with the sunset of a DRA provision suspending enrollment of new specialty hospitals into the Medicare program.
          Possible amendments to the Stark Law, the federal anti-kickback law or other applicable regulations could require us to change or adversely impact the manner in which we establish relationships with physicians to develop and operate a facility, as well as our other business relationships such as joint ventures and physician practice management arrangements. Legislation has been introduced in Congress in the past seeking to limit or restrict the “whole hospital” exception to the anti-referral prohibitions of the Stark Law. We rely on the whole hospital exception in structuring our hospital ownership relationships with physicians. There can be no assurance that future legislation will not seek to restrict or eliminate the whole hospital exception. Any such legislation could adversely affect our business and cause us to reorganize our relationships with physicians. Moreover, many states in which we operate also have adopted, or are considering adopting, similar or more restrictive physician self-referral laws. Some of these laws prohibit referrals of patients by physicians in certain cases and others require disclosure of the physician’s interest in the healthcare facility if the physician refers a patient to the facility. Some of these state laws apply even if the payment for care does not come from the government.
Reductions or changes in reimbursement from government or third-party payors could adversely impact our operating results.
          Historically, Congress and some state legislatures have, from time to time, proposed significant changes in the healthcare system. Many of these changes have resulted in limitations on, and in some cases, significant reductions in the levels of, payments to healthcare providers for services under many government reimbursement programs. Recent budget proposals, if enacted in their current form, would freeze and/or reduce reimbursement for inpatient and outpatient hospital services. The Medicare hospital inpatient prospective payment system is evaluated on an annual basis. On August 1, 2006, the Centers for Medicare & Medicaid Services, or CMS, issued its final inpatient hospital prospective payment system rule for fiscal year 2007, which begins October 1, 2006. The final rule calls for major diagnostic-related group, or DRG, reforms designed to improve the accuracy of hospital payments. Under the final rule, CMS adopted provisions to more closely align Medicare reimbursement with hospital costs rather than charges and more fully account for the severity of the patient’s condition. CMS established a three-year phase-in of the new cost-based weights and refined the methods used to determine average costs per case. The refinements include expanding the number of hospital cost centers from 10 to 13, applying less stringent criteria for eliminating statistical outliers, accounting for hospital size when evaluating the markup of charges over costs, and standardizing charges using a process similar to the outpatient prospective payment system rather than hospital-specific relative weights. In addition, CMS committed to perform further analysis of the relative refinement in the methodology. With regard to severity adjustments, CMS added 20 new groups to the current DRG system in fiscal 2007, modified 32 DRGs to better capture differences in severity, and will conduct an evaluation of alternative systems for more comprehensive severity adjustments for fiscal 2008 rather than implementing an entirely new DRG system. In addition, the rule updates inpatient rates by 3.4% for hospitals that report certain quality data to CMS. Hospitals that do not report quality data receive a 1.4% update.
          During the quarters ended December 31, 2006 and 2005, we derived 47.5% and 50.9%, respectively, of our net revenue from the Medicare and Medicaid programs. We derived an even higher percentage of our net revenue in each of these fiscal periods from these programs in our hospital division, which for our most recent fiscal quarter represented 50.8% of our net revenue. Changes in laws or regulations governing the Medicare and Medicaid programs or changes in the manner in which government agencies interpret them could materially and adversely affect our operating results or financial position.
          Our relationships with third-party payors are generally governed by negotiated agreements or out of network arrangements. These agreements set forth the amounts we are entitled to receive for our services. Third-party payors have undertaken cost-containment initiatives during the past several years, including different payment methods, monitoring healthcare expenditures and anti-fraud initiatives, that have made these relationships more difficult to establish and less profitable to maintain. We could be adversely affected in some of the markets where we operate if we are unable to establish favorable agreements with third-party payors or satisfactory out of network arrangements.
If we fail to comply with the extensive laws and government regulations applicable to us, we could suffer penalties or be required to make significant changes to our operations.
          We are required to comply with extensive and complex laws and regulations at the federal, state and local government levels. These laws and regulations relate to, among other things:
•	licensure, certification and accreditation,

•	billing, coverage and reimbursement for supplies and services,

•	relationships with physicians and other referral sources,

•	adequacy and quality of medical care,

•	quality of medical equipment and services,

•	qualifications of medical and support personnel,

•	confidentiality, maintenance and security issues associated with medical records,

•	the screening, stabilization and transfer of patients who have emergency medical conditions,

•	building codes,

•	environmental protection,

•	clinical research,

•	operating policies and procedures, and

•	addition of facilities and services.
          Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.
          If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including:
•	criminal penalties,

•	civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our facilities, and

•	exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs.
          A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system at the federal level and in the states in which we operate. Current or future legislative initiatives, government regulations or other government actions may have a material adverse effect on us.
Companies within the healthcare industry continue to be the subject of federal and state investigations.
          Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare organizations including hospital companies. Like others in the healthcare industry, we receive requests for information from these governmental agencies in connection with their regulatory or investigative authority which, if determined adversely to us, could have a material adverse effect on our financial condition or our results of operations.
          In addition, the Office of Inspector General and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, healthcare providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring what are called whistleblower lawsuits against private companies doing business with or receiving reimbursement under government programs. These are sometimes referred to as “qui tam” lawsuits.
          Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware or which cannot be disclosed until the court lifts the seal from the case. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under a false claim case may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to a federal health care program. In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute or the Stark Law, have thereby submitted false claims under the False Claims Act. Thus, it is possible that we have liability exposure under the False Claims Act.
          Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other healthcare providers to settle these lawsuits may encourage current and former employees of ours and other healthcare providers to seek to bring more whistleblower lawsuits. Some of our activities could become the subject of governmental investigations or inquiries. Any such investigations of us, our executives or managers could result in significant liabilities or penalties to us, as well as adverse publicity.
          The U.S. Department of Justice, or DOJ, is conducting an investigation of a clinical trial conducted at one of our hospitals. The investigation concerns alleged improper federal healthcare program billings because certain endoluminal graft devices were implanted either without an approved investigational device exception or outside of the approved protocol. The DOJ has reached a settlement under the False Claims Act with the medical practice whose physicians conducted the clinical trial. We engaged outside counsel to conduct an internal review of the hospital’s monitoring of the clinical trial and, based upon the conclusions of that review, advised the DOJ in writing in May 2005 that we believe the hospital complied fully with applicable internal policy and federal requirements. Although we are not admitting any liability, and a claim has not been filed against us by the DOJ, we are interested in promptly resolving the matter through an administrative resolution and, accordingly, submitted an offer to the DOJ to settle the dispute for $2.7 million. As a result of this settlement offer, during the quarter ended December 31, 2006, we recorded a $2.7 million reduction in net revenue to establish a reserve for repayment of a portion of Medicare reimbursement related to hospital inpatient services provided to patients in 1998-2002. We received a counter-offer from the DOJ to settle the dispute for $8.5 million, and responded by reasserting our disagreement with the DOJ on certain substantive points and providing additional facts and documents which support our position. We are engaged in ongoing settlement discussions with the DOJ. Notwithstanding these settlement discussions, we have retained our rights to vigorously dispute any claims that may be formally asserted by the DOJ against the hospital in connection with this matter if a settlement on terms we believe are appropriate cannot be reached.
If laws governing the corporate practice of medicine change, we may be required to restructure some of our relationships.
          The laws of various states in which we operate or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in various business practices, such as fee-splitting with physicians. The interpretation and enforcement of these laws vary significantly from state to state. We are not required to obtain a license to practice medicine in any jurisdiction in which we own or operate a hospital or other facility because our facilities are not engaged in the practice of medicine. The physicians who use our facilities to provide care to their patients are individually licensed to practice medicine. In most instances, the physicians and physician group practices are not affiliated with us other than through the physicians’ ownership interests in the facility and through the service and lease agreements we have with some of these physicians. Should the interpretation, enforcement or laws of the states in which we operate or may operate change, we cannot assure you that such changes would not require us to restructure some of our physician relationships.
If government laws or regulations change or the enforcement or interpretation of them change, we may be obligated to purchase some or all of the ownership interests of the physicians associated with us.
          Changes in government regulation or changes in the enforcement or interpretation of existing laws or regulations could obligate us to purchase at the then fair market value some or all of the ownership interests of the physicians who have invested in the ventures that own and operate our hospitals and other healthcare businesses. Regulatory changes that could create this obligation include changes that:
•	make illegal the referral of Medicare or other patients to our hospitals and other healthcare businesses by physicians affiliated with us,

•	create the substantial likelihood that cash distributions from the hospitals and other healthcare businesses to our physician partners will be illegal, or

•	make illegal the ownership by our physician partners of their interests in the hospitals and other healthcare businesses.
From time to time, we may voluntarily seek to increase our ownership interest in one or more of our hospitals and other healthcare businesses, in accordance with any applicable limitations. We may seek to use shares of our common stock to purchase physicians’ ownership interests instead of cash. If the use of our stock is not permitted or attractive to us or our physician partners, we may use cash or promissory notes to purchase the physicians’ ownership interests. Our existing capital resources may not be sufficient for the acquisition or the use of cash may limit our ability to use our capital resources elsewhere, limiting our growth and impairing our operations. The creation of these obligations and the possible adverse effect on our affiliation with these physicians could have a material adverse effect on us.

We may have fiduciary duties to our partners that may prevent us from acting solely in our best interests.
          We hold our ownership interests in hospitals and other healthcare businesses through ventures organized as limited liability companies or limited partnerships. As general partner, manager or owner of the majority interest in these entities, we may have special legal responsibilities, known as fiduciary duties, to our partners who own an interest in a particular entity. Our fiduciary duties include not only a duty of care and a duty of full disclosure but also a duty to act in good faith at all times as manager or general partner of the limited liability company or limited partnership. This duty of good faith includes primarily an obligation to act in the best interest of each business, without being influenced by any conflict of interest we may have as a result of our own business interests.
          We also have a duty to operate our business for the benefit of our stockholders. As a result, we may encounter conflicts between our fiduciary duties to our partners in our hospitals and other healthcare businesses, and our responsibility to our stockholders. For example, we have entered into management agreements to provide management services to our hospitals in exchange for a fee. Disputes may arise with our partners as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, as manager or general partner we may be obligated to exercise reasonable, good faith judgment to resolve the disputes and may not be free to act solely in our own best interests or the interests of our stockholders. We cannot assure you that any dispute between us and our partners with respect to a particular business decision or regarding the interpretation of the provisions of the hospital operating agreement will be resolved or that, as a result of our fiduciary duties, any dispute resolution will be on terms favorable or satisfactory to us.
Material decisions regarding the operations of our facilities require consent of our physician and community hospital partners, and we may be unable as a result to take actions that we believe are in our best interest.
          The physician and community hospital partners in our healthcare businesses participate in material strategic and operating decisions we make for these facilities. They may do so through their representatives on the governing board of the subsidiary that owns the facility or a requirement in the governing documents that we obtain the consent of their representatives before taking specified material actions. We must generally obtain the consent of our physician and other hospital partners or their representatives before making any material amendments to the operating or partnership agreement for the venture or admitting additional members or partners. Although they have not done so to date, these rights to approve material decisions could in the future limit our ability to take actions that we believe are in our best interest and the best interest of the venture. We may not be able to resolve favorably, or at all, any dispute regarding material decisions with our physician or other hospital partners.
We may experience difficulties in executing our growth strategy.
          Our growth strategy depends on our ability to identify attractive markets in which to expand existing facilities and establish new business ventures. We may have difficulty in identifying potential markets that satisfy our criteria for expansion or developing a new facility or for entering into other business arrangements. Identifying physician and community hospital partners and negotiating and implementing the terms of an agreement with them can be a lengthy and complex process. As a result, we may not be able to develop new business ventures at the rate we currently anticipate.
          Our growth strategy will also increase demands on our management, operational and financial information systems and other resources. To accommodate our growth, we will need to continue to implement operational and financial information systems and controls, and expand, train, manage and motivate our employees. Our personnel, information systems, procedures or controls may not adequately support our operations in the future. Failure to recruit and retain strong management, implement operational and financial information systems and controls, or expand, train, manage or motivate our workforce, could lead to delays in developing and achieving expected operating results for new facilities.
Unfavorable or unexpected results at one of our hospitals or in one of our markets could significantly impact our consolidated operating results.
          Each of our individual hospitals comprise a significant portion of our operating results and a majority of our hospitals are located in the southwestern United States. Any material change in the current demographic, economic, competitive or regulatory conditions in this region, a particular market in which one of our other hospitals operates or the United States in general could adversely affect our operating results. In particular, if economic conditions deteriorate in one or more of these markets, we may experience a shift in payor mix arising from patients’ loss of or changes in employer-provided health insurance resulting in higher co-payments and deductibles or an increased number of uninsured patients.
Growth of self-pay patients and a deterioration in the collectibility of these accounts could adversely affect our results of operations.
          We have experienced growth in our self-pay patients, which includes situations in which each patient is responsible for the entire bill, as well as cases where deductibles are due from insured patients after insurance pays. We may have greater amounts of uninsured receivables in the future and if the collectibility of those uninsured receivables deteriorates, increases in our allowance for doubtful accounts may be required, which could materially adversely impact our operating results and financial condition.
Our hospitals and other facilities face competition for patients from other healthcare companies.
          The healthcare industry is highly competitive. Our facilities face competition for patients from other providers in our markets. In most of our markets we compete for market share of cardiovascular and other healthcare procedures that are the focus of our facilities with two to three providers. Some of these providers are part of large for-profit or not-for-profit hospital systems with greater financial resources than we have available to us and have been operating in the markets they serve for many years. Some of the hospitals that we compete against in certain of our markets and elsewhere have attempted to use their market position and managed care networks to influence physicians not to enter into or to abandon joint ventures that own facilities such as ours by, for example, revoking the admission privileges of our physician partners at the competing hospital. These practices of “economic credentialing” appear to be on the increase. Although these practices have not been successful to date in either preventing us from developing new ventures with physicians or causing us to lose existing investors, the future inability to attract new investors or loss of a significant number of our physician partners in one or more of our existing ventures could have a material adverse effect on our business and operating results.
We depend on our relationships with the physicians who use our facilities.
          Our business depends upon the efforts and success of the physicians who provide healthcare services at our facilities and the strength of our relationships with these physicians. We generally do not employ any practicing physicians at any of our hospitals or other facilities. Each member of the medical staffs at our hospitals may also serve on the medical staffs of, and practice at, hospitals not owned by us.
          At each of our hospitals, our business could be adversely affected if a significant number of key physicians or a group of physicians:
•	terminated their relationship with, or reduced their use of, our facilities,

•	failed to maintain the quality of care provided or to otherwise adhere to the legal professional standards or the legal requirements for the granting and renewal of privileges at our hospitals or other facilities,

•	suffered any damage to their reputation,

•	exited the market entirely, or

•	experienced major changes in its composition or leadership.
          Based upon our management’s general knowledge of the operations of our hospitals, we believe that, consistent with most hospitals in our industry, a significant portion of the patient admissions at most of our hospitals are attributable to approximately 10% of the total number of physicians on the hospital’s medical staff. Historically, the medical staff at each hospital ranges from approximately 150 to 350 physicians depending upon the size of the hospital and the number of practicing physicians in the market. If we fail to maintain our relationships with the physicians in this group at a particular hospital, many of whom are investors in our hospitals, the revenues of that hospital would be reduced. None of the physicians practicing at our hospitals has a legal commitment, or any other obligation or arrangement that requires the physician to refer patients to any of our hospitals or other facilities.
A shortage of qualified nurses could affect our ability to grow and deliver quality, cost-effective care services.
          We depend on qualified nurses to provide quality service to patients in our facilities. There is currently a shortage of qualified nurses in the markets where we operate our facilities. This shortage of qualified nurses and the more stressful working conditions it creates for those remaining in the profession are increasingly viewed as a threat to patient safety and may trigger the adoption of state and federal laws and regulations intended to reduce that risk. For example, some states have adopted or are considering legislation that would prohibit forced overtime for nurses and/or establish mandatory staffing level requirements. Growing numbers of nurses are also joining unions that threaten and sometimes call work stoppages.
          Historically, we have employed between approximately 100 and 250 nurses at each of our hospitals and between one and 14 at each of our diagnostic and therapeutic facilities. When we need to hire a replacement member of our nursing staff, it can several weeks to recruit for the position. We estimate the cost of recruiting and training a replacement nurse to be approximately $69,000.
          In response to the shortage of qualified nurses, we have increased and are likely to have to continue to increase our wages and benefits to recruit and retain nurses or to engage expensive contract nurses until we hire permanent staff nurses. We may not be able to increase the rates we charge to offset increased costs. The shortage of qualified nurses has in the past and may in the future delay our ability to achieve our operational goals at a hospital by limiting the number of patient beds available during the start-up phase of the hospital. The shortage of nurses also makes it difficult for us in some markets to reduce personnel expense at our facilities by implementing a reduction in the size of the nursing staff during periods of reduced patient admissions and procedure volumes.
We rely heavily on our information systems and if our access to this technology is impaired or interrupted, or if such technology does not perform as warranted by the vendor, our business could be harmed and we may not comply with applicable laws and regulations.
          Increasingly, our business depends in large part upon our ability to store, retrieve, process and manage substantial amounts of information. To achieve our strategic objectives and to remain in compliance with various regulations, we must continue to develop and enhance our information systems. This may require the acquisition of equipment and third-party software. Our inability to implement and utilize, in a cost-effective manner, information systems that provide the capabilities necessary for us to operate effectively, or any interruption or loss of our information processing capabilities, for any reason including if such systems do not perform appropriately, could harm our business, results of operations or financial condition.
Uninsured risks from legal actions related to professional liability could adversely affect our cash flow and operating results.
          In recent years, physicians, hospitals, diagnostic centers and other healthcare providers have become subject, in the normal course of business, to an increasing number of legal actions alleging negligence in performing services, negligence in allowing unqualified physicians to perform services or other legal theories as a basis for liability. Many of these actions involve large monetary claims and significant defense costs. We may be subject to such legal actions even though a particular physician at one of our hospitals or other facilities is not our employee and the governing documents for the medical staffs of each of our hospitals require physicians who provide services, or conduct procedures, at our hospitals to meet all licensing and specialty credentialing requirements and to maintain their own professional liability insurance.
          We have established a reserve for malpractice claims based on actuarial estimates made by an independent third party, who based the estimates on our historical experience with malpractice claims and assumptions about future events. Due to the considerable variability that is inherent in such estimates, including such factors as changes in medical costs and changes in actual experience, there is a reasonable possibility that the recorded estimates will change by a material amount in the near term. Also, there can be no assurance that the ultimate liability we experience under our self-insured retention for medical malpractice claims will not exceed our estimates. It is also possible that such claims could exceed the scope of coverage, or that coverage could be denied.

Our results of operations may be adversely affected from time to time by new medical technologies.
          One major element of our business model is to focus on the treatment of patients suffering from cardiovascular disease. Our commitment and that of our physician partners to treating cardiovascular disease often requires us to purchase newly approved pharmaceuticals and devices that have been developed by pharmaceutical and device manufacturers to treat cardiovascular disease. At times, these new technologies receive required regulatory approval and become widely available to the healthcare market prior to becoming eligible for reimbursement by government and other payors. In addition, the clinical application of existing technologies may expand, resulting in their increased utilization. We cannot predict when new technologies will be available to the marketplace, the rate of acceptance of the new technologies by physicians who practice at our facilities, and when or if, government and third-party payors will provide adequate reimbursement to compensate us for all or some of the additional cost required to purchase new technologies. As such, our results of operations may be adversely affected from time to time by the additional, unreimbursed cost of these new technologies.
          For example, the utilization of automatic implantable cardioverter defibrillators, or AICDs, has increased due to their clinical efficacy in treating certain types of cardiovascular disease. AICDs are high-cost cardiac devices that cost often exceeds the related reimbursement. We are unable to determine if the reimbursement for these procedures will increase to a level necessary to consistently reimburse us for the cost of the devices.
          In addition, advances in alternative cardiovascular treatments or in cardiovascular disease prevention techniques could reduce demand or eliminate the need for some of the services provided at our facilities, which could adversely affect our results of operations. Further, certain technologies may require significant capital investments or render existing capital obsolete which may adversely impact our cash flows or operations.
Risks Related to This Offering
The price of our common stock may be volatile and this may adversely affect our stockholders.
          Following this offering, the price at which our common stock will trade may be volatile. The public offering price may not be indicative of the price at which our common stock will trade in the future. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of health care companies. The market price of our common stock after this offering may be influenced by many factors, including:
•	our operating and financial performance;

•	the depth and liquidity of the market for our common stock;

•	future sales of common stock or the perception that sales could occur;

•	investor perception of our business and our prospects;

•	developments relating to litigation or governmental investigations;

•	changes or proposed changes in healthcare laws or regulations or enforcement of these laws and regulations or announcements relating to these matters;

•	timing of acquisitions and dispositions;

•	ratings by equity analysts and rating agencies; and

•	general economic and stock market conditions.
          In addition, the stock market in general, and The Nasdaq Global Market in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of health care provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management’s attention and resources from the operation of our business.

Future sales of our common stock may adversely affect our stock price.
          Sales of a substantial number of our shares of common stock in the public market following this offering, or the perception that these sales could occur, could substantially decrease the market price of our common stock. All the shares sold in this offering will be freely tradeable. We can make no prediction as to the effect, if any, that future sales of common stock, or the availability of common stock for future sale, will have on the market price of our common stock prevailing from time to time.
Our quarterly operating results have varied in the past and may vary in the future and such variations may adversely affect our stock price.
          If our quarterly net revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially and prevent investors from reselling their shares of our common stock at or above the offering price. Operating results vary depending on a number of factors, many of which are outside our control, including:
•	demand for our services;

•	introduction of new competitors;

•	the loss of key personnel;

•	wage and cost pressures;

•	timing and rates of reimbursement;

•	same-facility results;

•	timing of acquisitions;

•	costs related to acquisitions of technologies or businesses; and

•	general economic factors.
We do not anticipate paying cash dividends in the future. As a result, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.
          You should not rely on an investment in our common stock to provide dividend income, as we do not plan to pay dividends on our common stock in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock, it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.
Provisions of our charter documents and Delaware law could discourage a takeover you may consider favorable or prevent the removal of our current board of directors and management.
          Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage, delay or prevent a merger or acquisition that you may consider favorable or prevent the removal of our current board of directors and management. These provisions:
•	authorize the issuance of “blank check” preferred stock;

•	provide for a classified board of directors with staggered, three-year terms;

•	prohibit cumulative voting in the election of directors;

•	prohibit our stockholders from acting by written consent without the approval of our board of directors;

•	limit the persons who may call special meetings of stockholders; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters to be approved by stockholders at stockholder meetings.
          We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired such status unless appropriate board or stockholder approvals are obtained.

          In addition, our certificate of incorporation prohibits the amendment of many of these provisions in our certificate of incorporation by our stockholders unless the amendment is approved by the holders of at least 80% of our shares of common stock.

USE OF PROCEEDS
          We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.
DIVIDEND POLICY
          We have not declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock for the foreseeable future. The terms of our credit agreements and the indenture governing our senior notes also restrict our ability to pay and the amount of any cash dividends or other distributions to our stockholders. We anticipate that we will retain all earnings, if any, to develop and expand our business. Payment of dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

SELLING STOCKHOLDERS
          The following table sets forth certain information known to MedCath as of March 12, 2007 regarding the beneficial ownership of the shares offered by this prospectus. Unless otherwise indicated, to the knowledge of MedCath, each stockholder possesses sole voting and investment power over the shares listed. The selling stockholders are selling the common stock listed in the table pursuant to this prospectus. Except as described in the documents incorporated into this prospectus by reference, none of the selling stockholders has or has had in the past three years a material relationship with MedCath.

	Number of		Number of	Percentage of
	Shares	Number of	Shares	Common Stock
	Owned Prior	Shares to be	Owned	Owned
	To the	Sold in the	After the	After the
Name of Selling Stockholder	Offering	Offering(1)	Offering	Offering(1)

MedCath 1998 LLC(2)	3,968,522	3,968,522	—	*
Paul B. Queally(3)(6)	3,572,056	3,580,300	28,500	*
Welsh, Carson, Anderson & Stowe VII, L.P.(3)	3,540,801	3,540,801	—	*
WCAS Healthcare Partners, L.P.(3)(4)	36,744	36,744	—	*
Russell L. Carson(3)(4)	48,715	48,715	—	*
Bruce K. Anderson 2004 Irrevocable Trust(3)(5)	48,715	48,715	—	*
Thomas E. McInerney(3)	14,697	14,697	—	*
Robert A. Minicucci(3)	6,018	6,018	—	*
Anthony J. de Nicola — IRA(3)	698	698	—	*
Anthony J. de Nicola(3)	158	158	—	*
D. Scott Mackesy(3)(7)	918	918	—	*

*	Indicates less than one percent.

(1)	Assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

(2)	MedCath 1998 LLC is a limited liability company of which KKR 1996 Fund, L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P. Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Todd Fisher, Johannes Huth and Alexander Navab are the members of KKR GP L.L.C. Messrs. Kravis and Roberts constitute the management committee of KKR 1996 GP, L.L.C. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. The address of each such entity and person is c/o Kohlberg Kravis Roberts and Co., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. We have a stockholders agreement in effect with MedCath 1998 LLC that currently entitles it to designate two directors. Following its sale of the number of the shares to be sold in the offering, MedCath 1998 LLC will no longer be entitled to designate any directors.

(3)	Represents (A) 3,540,801 shares held directly by Welsh, Carson, Anderson & Stowe VII, L.P., (B) 36,744 shares held directly by WCAS Healthcare Partners, L.P. (C) 28,500 shares issuable upon exercise of stock options and (D) an aggregate of 122,674 shares held directly or indirectly by individuals who are general partners of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. or are employees of Welsh, Carson, Anderson & Stowe. The following individuals are general partners of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P.: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally and Jonathan M. Rather. Accordingly, each such person may be deemed to beneficially own the shares held by such holder. That being said, each such person expressly disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for Welsh, Carson, Anderson & Stowe VII, L.P. and each of these related persons is c/o Welsh, Carson, Anderson & Stowe VII, 320 Park Avenue, Suite 2500, New York, New York, 10022-6815. We have a stockholders agreement in effect with Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Healthcare Partners, L.P. and individuals affiliated with these partnerships (the “WCAS Stockholders”) that currently entitles the WCAS Stockholders to designate two directors. Following their sale of the number of the shares to be sold in the offering, the WCAS Stockholders will no longer be entitled to designate any directors.

(4)	Patrick J. Welsh and Russell L. Carson are the general partners of the sole general partner of WCAS Healthcare Partners, L.P. Accordingly, each such person may be deemed to beneficially own the shares held by such holder. That being said, each such person expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Bruce K. Anderson 2004 Irrevocable Trust is a trust created for the benefit of Bruce K. Anderson and his family. The address for this holder is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022-6815.

(6)	Paul B. Queally is a director of MedCath and, as noted in footnote (3), is one of eight general partners of the general partner of Welsh, Carson, Anderson & Stowe VII, L.P. Amount presented includes 28,500 shares issuable upon exercise of stock options.

(7)	D. Scott Mackesy is an employee of Welsh, Carson, Anderson & Stowe and a managing member of the general partner of certain funds affiliated with Welsh, Carson, Anderson & Stowe VII, L.P. The address for this holder is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022-6815.

PLAN OF DISTRIBUTION
          The shares of common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear the fees and expenses incurred in connection with our obligation to register the shares of common stock. These fees and expenses include registration and filing fees, printing expenses and fees and disbursements of our counsel and reasonable fees and disbursements of counsel for the selling stockholders. However, the selling stockholders will be responsible for all underwriting discounts and commissions and agent’s commissions, if any. The selling stockholders may offer and sell the shares of common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.
          Such sales may be effected by a variety of methods, including the following:
•	In market transactions;

•	In privately negotiated transactions;

•	Through the writing of options or entering into other derivative arrangements;

•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	By pledge to secure debts or other obligations;

•	Through agents; or

•	In any combination of the above or by any other legally available means.
          In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.
          If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any common stock through an underwritten secondary distribution, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.
          To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. Selling stockholders may decide to sell only a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any common stock offered by them pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
          The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
          We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act.
LEGAL MATTERS
          The validity of the shares of common stock to be sold pursuant to this prospectus will be passed upon for MedCath Corporation by Moore & Van Allen PLLC, Charlotte, North Carolina.
EXPERTS
          The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of MedCath Corporation and subsidiaries incorporated in this prospectus by reference from MedCath Corporation’s Annual Report on Form 10-K for the year ended September 30, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
          The financial statements of Heart Hospital of South Dakota, LLC as of September 30, 2006 and 2005 and for each of the three years in the period ended September 30, 2006 incorporated in this prospectus by reference from MedCath Corporation’s Annual Report on Form 10-K for the year ended September 30, 2006 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT MEDCATH
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC. The Commission’s web site is http://www.sec.gov. You may also view these documents on our internet website at http://www.medcath.com. Information on our website is not part of this prospectus.
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. We incorporate by reference the documents listed below and any future documents filed with the SEC (File No. 000-33009) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we terminate this offering:

(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006;

(3)	Current Report on Form 8-K filed October 4, 2006;

(4)	Current Report on Form 8-K filed October 24, 2006;

(5)	Current Report on Form 8-K filed November 8, 2006*;

(6)	Current Report on Form 8-K filed January 10, 2007;

(7)	Current Report on Form 8-K filed February 12, 2007;

(8)	Current Report on Form 8-K filed February 14, 2007; and

(9)	The description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

*	The information in this Current Report on Form 8-K furnished to the SEC pursuant to Items 2.02, 7.01 and 9.01 is not incorporated by reference herein.
          The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.
          Upon your written or oral request, we will provide any person to whom this prospectus has been delivered a copy, without charge, of any or all of the information that has been incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Your request should be directed to Investor Relations, MedCath Corporation, 10720 Sikes Place, Suite 300, Charlotte, North Carolina 28277, Telephone (704) 708-6600.
          This prospectus is a part of our Registration Statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

7,668,741 Shares
Common Stock

PROSPECTUS

March 13, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          Except for the SEC Registration Fee, the following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

SEC Registration fee	$6,684
Fees and expenses of accountants	$15,000
Fees and expenses of legal counsel	$25,000
Printing	$1,000
Miscellaneous	$1,316

Total	$49,000

Item 15. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses of which the Delaware Court of Chancery or such other court shall deem proper.
          MedCath’s bylaws provide that the directors and officers shall be indemnified by MedCath to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the bylaws provide that the Issuer has the power to indemnify officers who are employees as set forth in the DGCL or other applicable law. In addition, as permitted by the DGCL, the Certificate of Incorporation provides that directors of the Issuer shall have no personal liability to MedCath or its stockholders for monetary damages or for breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to the Issuer or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
          MedCath maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 16. Exhibits
          The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of MedCath under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of MedCath Corporation*
3.2	Bylaws of MedCath Corporation*
5.1	Form of Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference from the Company’s Registration Statement on Form S-1 (File No. 333-60278).
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided however, That: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) of (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on March 13, 2007.

MEDCATH CORPORATION
By:	/s/ James E. Harris
James E. Harris
Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
          Each of the undersigned directors and officers of the above named Registrant, by his or her execution hereof, hereby constitutes and appoints O. Edwin French, James E. Harris and J. Arthur Parker and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ O. Edwin French O. Edwin French	President, Chief Executive Officer and Director (principal executive officer)	March 13, 2007

/s/ John T. Casey John T. Casey	Chairman	March 13, 2007

/s/ James E. Harris James E. Harris	Executive Vice President and Chief Financial Officer (principal financial officer)	March 13, 2007

/s/ Lora Ramsey Lora Ramsey	Vice President — Controller (principal accounting officer)	March 13, 2007

/s/ Adam H. Clammer Adam H. Clammer	Director	March 13, 2007

Signature	Title	Date

/s/ Edward A. Gilhuly Edward A. Gilhuly	Director	March 13, 2007

/s/ John B. McKinnon John B. McKinnon	Director	March 13, 2007

/s/ Robert S. McCoy, Jr. Robert S. McCoy, Jr.	Director	March 13, 2007

/s/ Galen D. Powers Galen D. Powers	Director	March 13, 2007

/s/ Paul B. Queally Paul B. Queally	Director	March 13, 2007

/s/ Jacque J. Sokolov, MD Jacque J. Sokolov, MD	Director	March 13, 2007